Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Reports Third Quarter Sales, Net Income and Earnings per Share

- Company revises guidance for fiscal 2009

CLEVELAND, April 16, 2009 — Parker Hannifin Corporation (NYSE: PH), the world leader in motion and control technologies, today reported results for its fiscal 2009 third quarter ending March 31, 2009. Fiscal 2009 third quarter sales were $2.3 billion, a decline of 26.3 percent from $3.2 billion in the same quarter a year ago. Net income declined 79.1 percent to $53.4 million from $255.4 million in the third quarter of fiscal 2008. Earnings per diluted share declined 77.8 percent to 33 cents compared with $1.49 in last year’s third quarter. Earnings included expenses related to legal proceedings associated with the company’s Parker ITR subsidiary, which were largely offset by an ITR related net tax benefit.

Cash flow from operations for the first nine months of fiscal 2009 was $716.1 million, or 8.8 percent of sales, compared with $863.8 million, or 9.8% of sales in the prior year period. In the third quarter of fiscal 2009, cash flow from operations was $271.6 million, or 11.6% of sales, compared with $390.2 million, or 12.3% in the third quarter of fiscal 2008. During the third quarter, the company’s outstanding debt declined by $308 million.

“Third quarter results reflect the impact of the global recession,” said Chairman, CEO and President Don Washkewicz. “Weakness in customer order trends that began in the second quarter continued through the third quarter across almost all markets. This led to a 24.0 percent decline in organic sales, while foreign currency translation negatively impacted sales by 6.9 percent and acquisitions contributed 4.6 percent to sales. In the face of this difficult business environment, we continue to focus on adjusting our cost structure to reflect changing demand levels, maintaining a strong balance sheet, and managing for cash.

“Actions taken to manage working capital and control capital spending are already evident in our strengthened balance sheet and healthy cash flow levels, while the benefits of costs reductions are expected to become more evident in the fourth quarter and into the next fiscal year. We have implemented a series of workforce reductions, established a wage freeze, offered select early retirement incentives, and instituted a 10 percent reduction in salaries, globally. Parker employees have responded remarkably, and with determination and tenacity are focused on the appropriate priorities that will see us through this downturn and emerge stronger as conditions improve.”

Segment Results

In the Industrial North America segment, third-quarter sales declined 21.2 percent to $857.0 million, and operating income declined 50.6 percent to $73.1 million, compared with the same period a year ago.

In the Industrial International segment, third-quarter sales declined 37.8 percent to $836.8 million, and operating income declined 82.4 percent to $38.3 million, compared with the same period a year ago.

In the Aerospace segment, third-quarter sales increased 2.1 percent to $480.0 million, and operating income declined 3.9 percent to $65.7 million, compared with the same period a year ago.

In the Climate & Industrial Controls segment, third-quarter sales declined 38.9 percent to $170.9 million, and the segment recorded an operating loss of $7.4 million, compared with an operating profit of $18.3 million in the same period a year ago.

Orders

In addition to financial results, Parker also reported a decline of 34 percent in total orders for the quarter ending March 31, 2009, compared with the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders declined 35 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders declined 41 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders declined 12 percent in the Aerospace segment on a rolling 12 month average basis.

•	Orders declined 36 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2009, the company revised guidance for earnings from continuing operations to the range of $2.95 to $3.15 per diluted share. Previous guidance for earnings from continuing operations was $3.85 to $4.25 per diluted share.

Washkewicz added, “We are proud of the fact that our decline in operating profit during the quarter was 33.7 percent of the decline in revenue, but was only 28.0 percent excluding acquisitions. This is a clear indication that we are managing through the downturn effectively. While the environment we are operating in holds many uncertainties, we anticipate that conditions will not improve appreciably in the near-term and order levels are expected to be similar to what we experienced in the third quarter. Further cost reductions and managing for cash will continue to be our priorities as we close out the fiscal year. Lastly, we will continue to execute our Win Strategy with emphasis on premier customer service, developing innovative systems and solutions, and leveraging our broad distribution network to drive market share gains and increase the value we offer customers. These efforts are expected to position us strongly when the economic rebound occurs.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal third-quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $12 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 62,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 53 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current recession, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2009

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2009	2008	2009	2008
Net sales	$2,344,713	$3,182,537	$8,098,057	$8,798,853
Cost of sales	1,908,607	2,447,216	6,367,279	6,763,650

Gross profit	436,106	735,321	1,730,778	2,035,203
Selling, general and administrative expenses	317,992	347,022	987,858	990,944
Interest expense	28,393	25,540	86,796	73,977
Other expense (income), net	27,186	4,965	38,987	(1,424)

Income before income taxes	62,535	357,794	617,137	971,706
Income taxes	9,113	102,353	158,138	274,805

Net income	$53,422	$255,441	$458,999	$696,901

Earnings per share:
Basic earnings per share	$.33	$1.52	$2.83	$4.14

Diluted earnings per share	$.33	$1.49	$2.81	$4.05

Average shares outstanding during period - Basic	160,529,032	167,750,603	161,927,857	168,532,262
Average shares outstanding during period - Diluted	161,011,156	170,892,454	163,103,396	171,878,223

Cash dividends per common share	$.25	$.21	$.75	$.63

BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2009	2008	2009	2008
Net sales
Industrial:
North America	$857,032	$1,086,986	$2,957,149	$3,084,233
International	836,778	1,345,849	3,102,711	3,624,486
Aerospace	480,024	470,109	1,432,164	1,328,097
Climate & Industrial Controls	170,879	279,593	606,033	762,037

Total	$2,344,713	$3,182,537	$8,098,057	$8,798,853

Segment operating income
Industrial:
North America	$73,089	$148,019	$341,190	$444,881
International	38,281	217,243	356,355	575,903
Aerospace	65,664	68,323	203,470	177,676
Climate & Industrial Controls	(7,369)	18,282	(4,684)	39,209

Total segment operating income	$169,665	$451,867	$896,331	$1,237,669
Corporate general and administrative expenses	40,366	48,157	123,112	133,505

Income from operations before interest expense and other	129,299	403,710	773,219	1,104,164
Interest expense	28,393	25,540	86,796	73,977
Other expense	38,371	20,376	69,286	58,481

Income before income taxes	$62,535	$357,794	$617,137	$971,706

PARKER HANNIFIN CORPORATION - MARCH 31, 2009

CONSOLIDATED BALANCE SHEET

(Unaudited)
(Dollars in thousands) March 31,	2009	2008
Assets
Current assets:
Cash and cash equivalents	$166,548	$182,134
Accounts receivable, net	1,532,232	1,985,894
Inventories	1,335,186	1,488,799
Prepaid expenses	151,500	70,334
Deferred income taxes	125,998	145,013

Total current assets	3,311,464	3,872,174
Plant and equipment, net	1,828,520	1,861,893
Goodwill	2,808,724	2,652,727
Intangible assets, net	1,242,330	724,607
Other assets	376,472	497,776

Total assets	$9,567,510	$9,609,177

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$747,859	$621,168
Accounts payable	658,775	879,169
Accrued liabilities	771,913	820,720
Accrued domestic and foreign taxes	127,982	166,229

Total current liabilities	2,306,529	2,487,286
Long-term debt	1,849,286	1,189,736
Pensions and other postretirement benefits	459,004	362,865
Deferred income taxes	202,242	140,077
Other liabilities	281,797	310,220
Shareholders’ equity	4,468,652	5,118,993

Total liabilities and shareholders’ equity	$9,567,510	$9,609,177

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net income	$458,999	$696,901
Depreciation and amortization	264,337	231,680
Stock-based compensation	35,286	37,934
Net change in receivables, inventories, and trade payables	245,488	(163,824)
Net change in other assets and liabilities	(282,717)	87,582
Other, net	(5,299)	(26,501)

Net cash provided by operating activities	716,094	863,772

Cash flows from investing activities:
Acquisitions (net of cash of $24,203 in 2009 and $13,668 in 2008)	(720,553)	(467,686)
Capital expenditures	(226,195)	(188,172)
Proceeds from sale of plant and equipment	25,899	16,120
Other, net	2,686	(3,554)

Net cash (used in) investing activities	(918,163)	(643,292)

Cash flows from financing activities:
Net (payments for) common share activity	(437,118)	(521,262)
Net proceeds from debt	639,728	414,363
Dividends	(121,458)	(107,077)

Net cash provided by (used in) financing activities	81,152	(213,976)

Effect of exchange rate changes on cash	(38,583)	2,924

Net (decrease) increase in cash and cash equivalents	(159,500)	9,428
Cash and cash equivalents at beginning of period	326,048	172,706

Cash and cash equivalents at end of period	$166,548	$182,134